Exhibit 2

23 August 2006

Manager Companies
Company Announcements Office
Australian Stock Exchange Limited
Level 4, Stock Exchange Centre
20 Bridge Street
SYDNEY NSW 2000

Dear Sir,

Re: Buy-back

We refer to our Appendix 3C (Announcement of buy-back) notice of 17 July 2006 and advise that the brokers who will act on the company’s behalf under the buy-back are ABN Amro and UBS Warburg alternately.

Yours faithfully

Peter Abraham
Company Secretary & General Counsel

Rinker Group Limited   ABN 53003433118
Level 8, Tower B, 799 Pacific Highway, Chatswood NSW 2067    PO Box 5697, West Chatswood NSW 1515
Telephone (02) 9412 6600    Facsimile (02) 9412 6666